ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

050201

Filed in the office of	Document Number 20100532373-06
Ross Miller Secretary of State State of Nevada	Filing Date and Time 07/19/2010 3:20 PM
	Entity Number E0572002006-1

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

Rotate Black, Inc.

2. The articles have been amended as follows: (provide article numbers, if available)

Fourth: The total number of common stock authorized that may be issued by the Corporation is Twenty Million (20,000,000) shares of stock ("Common Stock") with a par value of one tenth of one cent ($0.001) per share. The corporation may, from time to time, issue said shares for such consideration as the Board of Directors may fix.

Continued on Attachment A.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: N/A

4. Effective date of filing: (optional) 8/2/2010

(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Attachment A to the Certificate of Amendment of Rotate Black, Inc.

Paragraph 2 continued:

Every five (5) outstanding shares of Common Stock shall without further action by this Corporation or the holder thereof be combined into and automatically become one (1) share of Common Stock. The number of authorized shares of Common Stock of the Corporation and the par value of the Common Stock shall remain as set forth in this Certificate of Incorporation, as amended. No fractional share shall be issued in connection with the foregoing combination. All fractional shares shall be rounded up to the next whole number of shares.